Exhibit 10.30

May 25, 2010

Robert Mayson

c/o RealD Inc.

100 N. Crescent Dr., Suite 120

Beverly Hills, CA 90210

Dear Robert:

On behalf of RealD Inc., a Delaware corporation (the “Company”), I am pleased to provide you with this letter setting forth the terms and conditions of your continued employment with the Company (the “Agreement”).

1.                                       Title; Duties; Reporting.  You will continue to serve as the Company’s President of Consumer Electronics and shall report directly to the Chief Executive Officer of the Company.  You shall be a member of the Company’s senior management team and shall have such duties and responsibilities as shall be consistent with your position.  You shall work out of the Company’s headquarters in Beverly Hills, California.  You will also devote your full time, efforts, abilities, and energies to promote the general welfare and interests of the Company and any related enterprises of the Company.  You will loyally, conscientiously, and professionally do and perform all duties and responsibilities of your position, as well as any other duties and responsibilities as will be reasonably assigned to you by the Company, consistent with your position.  You will strictly adhere to and obey all Company rules, policies, procedures, regulations and guidelines including, but not limited to, those contained in the Company’s employee handbook, as well as any others that the Company may establish.  You will strictly adhere to all applicable state and/or federal laws and/or regulations relating to your employment with the Company.

(a)                                  No Conflicting Obligations.  By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

(b)                                 Start Date.  The effective date of this Agreement shall be April 1, 2010 (the “Effective Date”).

(c)                                  Outside Activities.  Notwithstanding anything to the contrary contained herein, you may (i) serve as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company and its subsidiaries and affiliates; (ii) deliver lectures and fulfill speaking engagements; (iii) engage in charitable and community activities; and (iv) invest your personal assets in such form or manner that will not violate this Agreement; provided, however, that the activities described in clauses (i), (ii), (iii) or (iv) do not materially affect or interfere with the performance of your duties and obligations to the Company and further provided that the Company’s Chief Executive Officer must provide its advance written consent with respect to the items referenced in clause (i).

2.                                       Term.

(a)                                  Length of Term.  The term of this Agreement shall extend from the Effective Date through March 31, 2013 (“Term”) unless terminated earlier in accordance with the terms herein.  On April 1, 2012, and on each subsequent April 1st through and including April 1, 2015, the end date of the Term shall automatically be extended by one (1) additional year, unless either party has previously provided written notice to the other party to not so extend the Term.  Once such notice has been provided, then the Term shall no longer be extended on any following April 1st.  Notwithstanding anything to the contrary, this Agreement shall in all cases expire no later than (and cannot be extended beyond) March 31, 2017.  Upon expiration of the Term due to either parties’ providing written notice to not extend the Term then, except as provided in Section 2(c) below, your employment with the Company shall terminate (if not terminated earlier in accordance with the terms herein) as of the end of the Term.   The terms of Sections 8 through 15 shall survive any termination or expiration of this Agreement or of your employment.

(b)                                 Resignation.  Upon termination of your employment for any reason, you shall be deemed to have immediately resigned from all positions as an employee, officer and/or director with the Company, and any of its affiliates, as of your last day of employment.

(c)                                  At-Will Status.  If the Term ends on March 31, 2017 and if you are then still employed by the Company, then your employment shall thereafter continue on an “at will” basis and during such at-will period either party can terminate your employment without obligation (including without limitation any obligation to provide severance payments or benefits) and/or the Company can change any or all of the terms of your employment at any time for any reason or no reason by providing written notice of the same.  For the avoidance of doubt, no advance written notice will be required to effectuate a termination of your employment after the expiration of the Term.

(d)                                 No Eligibility for Severance.  For the avoidance of doubt, the act of either party providing written notice of its intention to not extend the Term, or the expiration of the Term either on March 31, 2017 or as a result of a party providing such written notice to not extend the Term, shall not trigger any rights to or eligibility for severance, including without limitation those payments and benefits described under Sections 3(d)(i) or 3(d)(ii).

(e)                                  Expiration upon Failure to Relocate.  This Agreement will automatically expire on September 1, 2010 if you do not relocate to the Los Angeles, California area by September 1, 2010, at which time you and the Company will negotiate a new agreement in good faith.  For the avoidance of doubt, your employment with the Company shall not terminate as a result of the expiration of this Agreement pursuant to this Section 2(e); rather if you do not relocate to the Los Angeles, California area by September 1, 2010, your employment shall thereafter continue on an “at will” basis, unless and until you and the Company agree in writing to a new agreement, and during such at-will period either party can terminate your employment without obligation (including without limitation any obligation to provide severance payments or benefits) and/or the Company can change any or all of the terms of your employment at any time for any reason or no reason by providing written notice of the same.  For further avoidance of doubt, the expiration of the Agreement pursuant to this Section 2(e) shall not trigger any rights to or eligibility for severance, including without limitation those payments and benefits described under Sections 3(d)(i) or 3(d)(ii).

3.                                       Compensation.

(a)                                  Base Salary.

(i)                                     Your current base salary will be GBP £154,000 per annum, paid in England and less all applicable English taxes and required withholdings.

(ii)                                  Upon your relocation to the Company’s Beverly Hills, California office, your initial base salary will be USD $300,000 per annum, less all applicable United States federal, state, and local withholdings and deductions, payable in accordance with the Company’s standard payroll procedures.

(iii)                               Effective as of June 1, 2011, your base salary shall be increased by 10%, provided you have satisfied all applicable performance goals (“MBO Goals”) for the fiscal year ending March 31, 2011.  In addition, your base salary shall be increased by 10% effective as of June 1, 2012, provided you have satisfied all MBO Goals for the fiscal year ending March 31, 2012.  All MBO Goals will be prescribed and established by the Company and you may have input into the development of such MBO Goals.

(iv)                              During the period from the Effective Date through February 24, 2013, your base salary will increase to no less than USD $400,000 per annum, less applicable taxes and withholdings, upon the earlier of: (a) trailing twelve (12) month sales from the Consumer Electronics Division exceed USD $10 Million; or (b) contracted binding orders from the Consumer Electronics Division exceed USD $10 Million.  However with respect to a fiscal year in which your base salary increases pursuant to this Section 3(a)(iv), you will not be eligible for an increase under Section 3(a)(iii).

(v)                                 For all purposes of this Agreement, the term “Base Salary” shall refer to the base salary in effect from time to time.  During the Term, your Base Salary will be reviewed annually and is subject to increase (but not decrease) at the discretion of the Board.

(b)                                 Bonus.

(i)                                     During the period from February 25, 2010 through February 24, 2013, if trailing twelve (12) month sales from the Consumer Electronics Division exceed USD $10 Million, you will be eligible for a one-time bonus of USD $200,000, less all applicable withholdings and deductions.  Such bonus will be paid within 30 days after the Company has determined that the foregoing objective has been satisfied and you must remain continuously employed by the Company through the date of payment in order to receive such payment.

(ii)                                  During the period from February 25, 2010 through February 24, 2013, if contracted binding orders from the Consumer Electronics Division exceed USD $10 Million, you will be eligible for a one-time bonus of USD $200,000, less all applicable withholdings and deductions.  Such bonus will be paid within 30 days after the Company has determined that the foregoing objective has been satisfied and you must remain continuously employed by the Company through the date of payment in order to receive such payment.

(iii)                               During the period from the Effective Date through February 24, 2013, if there is a Change in Control (as defined below) of the Company, you will receive a one-time, lump sum “Change in Control Retention Bonus” in the amount of USD $500,000, less all applicable withholdings and deductions, which shall be paid on the first anniversary of the Change in Control.  You must be continuously employed by the Company (or its successor or acquirer) through the date of payment to receive this bonus subject to Section 3(d).

(iv)                              During each fiscal year of the Term, beginning with the fiscal year ending March 31, 2011, you will annually be eligible to earn a cash performance bonus (“Performance Bonus”) with a target amount of eighty percent (80%) of your Base Salary.  However, for the fiscal years ending March 31, 2011, March 31, 2012 and March 31, 2013, your Performance Bonus shall equal the greater of: (a) $300,000, or (b) a target amount of eighty percent (80%) of your Base Salary.  Your actual bonus amount under clause (b) for fiscal year 2011, if any, shall be based on your successful completion of the performance objectives (“MBO Goals”) prescribed and established by the Company.  Thereafter, the MBO Goals will continue to be prescribed and established by the Company and you may have input into the development of such MBO Goals (provided that MBO Goals may be replaced with a successor incentive plan for you (and/or other employees) at the direction of a compensation committee of the Board acting in good faith).  The Performance Bonus shall be paid to you no later than the 15th day of the third month immediately following the fiscal year with respect to which the Performance Bonus relates.  To earn any Performance Bonus, you must remain employed by the Company through the end of the fiscal year(s) with respect to which the Performance Bonus relates, except in the event a “Pro-Rated Bonus” (defined below) is payable pursuant to Section 3(d)(i)(B) below (Qualifying Termination), Section 4(d) below (death) or Section 4(e) below (Disability).

(c)                                  Company-Sponsored Benefits.

As a member of the senior management team of the Company, you will also be eligible to receive all employee benefits pursuant to the Company’s standard benefit plans that the Company generally provides to the other members of the senior management team that may be in effect from time to time.  These currently include, without limitation, paid vacation, group health benefits, 401(k) retirement benefits, business expense reimbursements, PTO, sick time and Company paid holidays.  The Company may, in its sole discretion and from time to time, amend or eliminate any of these benefits.

(d)                                 Severance and Other Termination Benefits.

(i)                                     Qualifying Termination.  If your employment is terminated during the Term without Cause (as defined below) by the Company or by you for “Good Reason” (as defined below) (each, a “Qualifying Termination”), the Company shall pay you (or cause to occur, as applicable) each of the following:

(A)                              cash severance installment payments in an aggregate amount equal to one hundred percent (100%) of your annual Base Salary as in effect on your Termination Date (“Cash Severance”) being paid in ten monthly pro-rata installments with the first installment of Cash Severance being paid on the 90th day after your “separation from service” (within the meaning of Internal Revenue Code (“Code”) Section 409A) from the Company (“Termination Date”) and the last installment being paid on the first anniversary of the Termination Date;

(B)                                a pro-rated cash Performance Bonus, calculated as follows:  the product of (x) the Performance Bonus that would have been earned during the fiscal year in which the Qualifying Termination occurred, assuming that the Qualifying Termination had not occurred and that you remained as President of Consumer Electronics of the Company through the end of such fiscal year, which Performance Bonus, if any, shall be based on the extent to which the Company achieved the MBO Goals (or the performance standards set forth in any successor incentive plan) during such fiscal year, multiplied by (y) a fraction, the numerator of which is the number of days of the Company’s fiscal year prior to the Termination Date and the denominator of which is 365 days.  This pro-rated

Performance Bonus (a “Pro-Rated Bonus”) shall be paid to you no later than the 15th day of the third month immediately following the fiscal year in which the Qualifying Termination has occurred;

(C)                                the Company will continue to pay the cost (to the same extent that the Company was doing so immediately before the Termination Date) for all group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent provided by the Company’s group plans immediately before the Termination Date for twelve (12) months after the Termination Date or until you become eligible for group insurance benefits from another employer, whichever occurs first, provided that you timely elect COBRA coverage (“COBRA Benefits”).  You agree (i) at any time either before or during the period of time you are receiving benefits under this subsection (C), to inform the Company promptly in writing if you become eligible to receive group health coverage from another employer; and (ii) that you may not increase the number of your designated dependents, if any, during this time unless you do so at your own expense.  The period of such COBRA Benefits shall be considered part of your COBRA coverage entitlement period, and may, for tax purposes, be considered income to you; and

(D)                               the “Accrued Obligations” (defined below) as of the Termination Date.

For avoidance of doubt, the payments and benefits that may be provided under Sections 3(d)(i) above or 3(d)(ii) below shall not be provided more than once and if payments and benefits are provided under either one of these subsections, then no payments or benefits will otherwise be provided again under either one of these subsections.

(ii)                                  Change in Control.  If, during the Term, there is a Qualifying Termination and your Termination Date occurs (because of such Qualifying Termination) during the time period that commences on the date that is ninety (90) days before a “Change in Control” (defined below) and extends through the date that is twenty-four (24) months after a Change in Control, then: (a) the amount of the total Cash Severance in Section 3(d)(i)(A) shall be equal to one hundred percent (100%) of the then annual Base Salary plus (x) the $500,000 Change in Control Retention Bonus, less all applicable withholdings and deductions, if the Change in Control occurs prior to February 25, 2013, or (y) an additional eighty percent (80%) of the then annual Base Salary if the Change in Control occurs after February 24, 2013; (b) the duration of your COBRA Benefits under Section 3(d)(i)(C) shall be increased from twelve months to eighteen (18) months; and (c) one hundred percent (100%) of the Options (defined below), including any additional stock options and other equity compensation incentives granted to you during the Term (collectively, the “Equity Incentives”)(but excluding any portion of the Performance Option or any other performance awards which are/were forfeited due to failure to achieve the requisite performance objectives) which are outstanding and unvested as of the Termination Date shall become fully vested and exercisable as of the later of your Termination Date or immediately prior to the date of the Change in Control.  Subject to Section 15 below, your Cash Severance shall instead be fully paid to you in a single lump sum payment on the 90th day after your Termination Date.  For avoidance of doubt, the payments and benefits that may be provided under Sections 3(d)(i) or 3(d)(ii) shall not be duplicated and if payments and benefits are provided under one such subsection then no payments or benefits will be provided under the other subsection and vice-versa.

(iii)                               Release of Claims.  Notwithstanding anything to the contrary, in order to receive any payments or benefits under Section 3(d)(i) or Section 3(d)(ii) as applicable, you must timely execute and deliver (and not revoke) a separation agreement and general release of claims in favor of the Company, any affiliates or related entities, and their employees and affiliates, in the form and content attached as Exhibit A hereto, within the time period specified in the release, but in no event after the 60th day following the Termination Date.  However, you shall receive payment or benefits from the Company of the Accrued Obligations, as applicable, regardless of whether a separation agreement and general release of claims in the form and content attached as Exhibit A hereto is executed and timely provided to the Company.

(iv)                              Golden Parachute Excise Tax.  If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the payments or benefits provided under this Agreement or any other agreement pursuant to which you receive payments that give rise to the Excise Tax will either be (a) paid in full or (b) reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax.  The Company shall reduce or eliminate the payments first by reducing those payments that are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments that are to be paid the farthest in time from the determination.  You shall receive the greater, on an after-tax basis, of (a) or (b).  However, if the imposition of such Excise Tax could be avoided by approval of stockholders as described in Code Section 280G(b)(5)(B), then you may request the Company to solicit a vote of such stockholders (described in Code Section 280G(b)(5)(B) and in which case you will cooperate and execute any such waivers of compensation as may be necessary to enable the stockholder vote to comply with the requirements specified under Code Section 280G and the regulations promulgated thereunder.  In no event will the Company be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.  Unless the Company and you otherwise agree in writing, any parachute payment calculation will be made in writing by independent public accountants selected by the Company, whose calculations will be conclusive and binding upon the Company and you for all purposes.  The Company and you will furnish to the accountants such information and documents as the accountants may reasonably request in order to make a parachute payment determination.  The accountants also will provide its calculations, together with detailed supporting documentation, both to the Company and to you, before making any payments that may be subject to the Excise Tax.  As expressly permitted by Q/A #32 of the Code Section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section, the parties affirmatively elect to utilize the Applicable Federal Rates that are in effect in May, 2010 (the “May 2010 AFRs”) and the accountants shall therefore use such May 2010 AFRs in their determinations and calculations.

(e)                                  Expense Reimbursement.  You shall be reimbursed for all documented reasonable business expenses that are incurred in the ordinary course of business in accordance with the Company’s expense reimbursement policy as in effect from time to time.  Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in compliance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

4.                                       Other Termination Rules.

Notwithstanding anything to the contrary in this Agreement whether express or implied, the Company may at any time terminate your employment with the Company and the Term, for any reason or no reason, and with or without Cause, and you may resign from your employment with or without Good Reason and terminate the Term, all as set forth in greater detail in this Section 4.  If your employment terminates due to your resignation without Good Reason, or due to your death or Disability or by the Company for Cause, or the Agreement is terminated at the end of the Term due to non-renewal in accordance with Section 2, then you will not be eligible for any severance benefits, except as provided in Sections 4(d) and 4(e).

(a)                                  The following definitions shall apply for purposes of this Agreement:

(i)                                     “Accrued Obligations” shall mean the sum of (i) any portion of your accrued but unpaid Base Salary through the Termination Date; (ii) subject to Section 15, any compensation previously earned but deferred by you (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to any deferred compensation arrangement of the Company to which you are a party, if any; (iii) your accrued but unpaid vacation pay through the Termination Date; (iv) any reimbursements that you are entitled to receive under Section 3(e) of the Agreement or otherwise; and (v) any vested benefits or amounts that you are otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).

(ii)                                  “Cause” shall mean (i) your commission of fraud, (ii) your willful misconduct, (iii) your material violation of Company policies or practices, (iv) your use or disclosure of Confidential Information (as defined below) that is unauthorized by this Agreement, or (v) your performance of any act or omission which, if you were prosecuted, would constitute a felony, in each case as determined by the Board of Directors of the Company (the “Board”) (or a committee of members of the Board), whose determination shall be conclusive and binding.

(iii)                               “Change in Control” shall mean:

(1)                                  any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ( the “Exchange Act”) together with its affiliates, but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company, or (iii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually, a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates);

(2)                                  the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(3)                                  there is consummated an agreement for the sale or disposition of all or substantially all of the Company’s assets; or

(4)                                  any liquidation or dissolution of the Company.

(iv)                              “Confidential Information” shall mean:  The Company’s confidential and proprietary business information, including but not limited to the Company’s products, services, customers, contracts, fees, prices, costs, business affairs, marketing, accounting, financial statements, employees, research, inventions, data, software, and any other confidential and proprietary business information of any kind, nature or description, tangible or intangible, in whatever form.

(v)                                 “Disability” shall mean your medically-determined incapacity due to physical or mental illness which makes you unable to perform substantially the duties pertaining to your employment with or without reasonable accommodation for a period of six (6) consecutive months.

(vi)                              “Good Reason” shall mean any one or more of the following: (1) a material diminution in your Base Salary, (2) a material diminution in your authority, duties, reporting or responsibilities as the Company’s Chief Financial Officer, (3) a material change in the geographic location at which you must perform your services to the Company, which shall be defined to be a relocation of your principal workplace to a new location that is more than thirty miles away from the workplace location specified in Section 1 above, or (4) a material breach by the Company of this Agreement.  Notwithstanding the foregoing, a diminution in your authority, duties, reporting or responsibilities as the Company’s Chief Operating Officer, including any reduction, sharing or relinquishment of your title and/or role as Chief Operating Officer, shall not constitute Good Reason.

(vii)                           “Separation from Service” has the meaning set forth in Treasury Regulations Section 1.409A-1(h)(1).

(viii)                        “termination or resignation for Good Reason” shall mean any termination or resignation by you of your employment for Good Reason.

(ix)                                “termination without Cause” shall mean any termination of your employment by the Company for any reason other than Cause or your death or Disability.

(b)                                 Termination for Cause. The Company may terminate your employment and the Term at any time for Cause, provided, however, that in the event the Board determines to terminate your employment for Cause, such termination shall only become effective if the Board shall first provide you with written notice detailing the alleged grounds for such Cause, and if such act or omission is susceptible to cure, provide you a 30 day period to cure such act or omission.  Upon a termination of your employment by the Company for Cause, you only will be entitled to any salary and other benefits earned, but unpaid (including accrued but unpaid vacation), and any reimbursement for expenses owed to you by the Company, as of the Termination Date.

(c)                                  Termination without Cause.   The Company shall have the unilateral right to terminate your employment and the Term at any time without Cause, and without notice, in the Company’s sole and absolute discretion.  Any such termination without Cause shall not constitute a breach of any term of this Agreement, express or implied, or a wrongful deprivation of your office or position.  If the Company terminates your employment and the Term without Cause, it shall be treated as a Qualifying Termination and the Company shall have no obligation to you, except to continue to pay you (or cause to occur, if applicable) the amounts (and actions) set forth in Section 3(d)(i) above in accordance with the terms thereof and any related provisions of this Agreement.

(d)                                 Termination due to Death.  Your employment and the Term will be automatically terminated on the date of your death.  In the event of your death, the Company shall pay your estate or assignees (or allow your estate or assignees to retain, as applicable) within thirty (30) days of the Termination Date the Accrued Obligations, subject to Section 15 below.  In addition, you shall be eligible to receive a Pro-Rated Bonus for the year in which your employment is terminated, calculated with reference to the Termination Date and calculated and paid as provided in Section 3(d)(i)(B) above.  The vested Equity Incentives as of the date of your death shall be exercisable by your estate or assignees until the earliest of (x) twelve (12) months following the Termination Date; (y) the scheduled expiration date of the Equity Incentives; or (z) the date on which the Equity Incentives are canceled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or similar transaction involving the Company.

(e)                                  Termination due to Disability.  If you are subject to a Disability, and if within thirty (30) days after written notice is provided to you by the Company you shall not have returned to perform substantially your duties, your employment and the Term may be terminated by the Company for Disability.  During any period prior to such termination during which you are unable to perform substantially such duties due to Disability, the Company shall continue to pay all amounts required to be paid under this Agreement (including without limitation your Base Salary), offset by any amounts payable to your under any disability insurance plan or policy provided by the Company, and the Company shall continue to provide all benefits to you hereunder.  Upon termination of your employment due to Disability, the Company shall pay you (or allow you to retain, as applicable) within thirty (30) days of such termination the Accrued Obligations, subject to Section 15 below.  In addition, you shall be eligible to receive a Pro-Rated Bonus for the year in which your employment is terminated, calculated with reference to the Termination Date and calculated and paid as provided in Section 3(d)(i)(B) above.  The vested Equity Incentives as of the Termination Date shall be exercisable by you until the earliest of (x) twelve (12) months following the Termination Date; (y) the scheduled expiration date of the Equity Incentives; or (z) the date on which the Equity Incentives are canceled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or similar transaction involving the Company.

(f)                                    Resignation for Good Reason.  You may terminate your employment and the Term at any time for Good Reason, provided that you provide written notice to the Company describing the existence of any Good Reason condition(s) within ninety (90) days of the date of the initial existence of the condition(s) or else you will be deemed to have waived any Good Reason with respect to such condition(s).  Upon the Company’s receipt of such written notice, the Company shall then have thirty (30) days during which it may cure or remedy the condition(s).  If the Company does cure or remedy the condition(s) during such thirty (30) day period then Good Reason will be deemed to have not occurred with respect to such condition(s).  If the Company does not cure or remedy the condition(s) during such thirty (30) day period then your employment with the Company and the Term shall be terminated for Good Reason as of the day following the expiration of the thirty (30) day cure/remedy period.  If you terminate your employment for Good Reason in accordance with the provisions of this Section 4(f), it shall be treated as a Qualifying Termination and the Company shall pay you (or cause to occur, if applicable) the amounts (and actions) set forth in Section 3(d)(i) above in accordance with the terms thereof and any related provisions of this Agreement.

(g)                                 Resignation without Good Reason.  You may terminate your employment and the Term at any time for no reason, or for any reason that does not otherwise constitute Good Reason, in your sole and absolute discretion, but only if you provide written notice to the Company at least six (6) months prior to the effective date of your resignation (and such notice must specify the effective date of your resignation of employment).  In the event you so terminate your employment without Good Reason, you shall only be entitled to receive (subject to Section 15 below) the Accrued Obligations through the effective date of your resignation, as well as all other compensation and benefits required under this Agreement through the effective date of your resignation, and neither you nor the Company shall have any further obligations to the other except as set forth in Section 8 (Confidential Information), Section 9 (Covenants) and Sections 10 through and including 15.  However, in the event you terminate your employment without Good Reason and your Termination Date occurs prior to the end of the required minimum six-month notice period provided in this Section 4(g), then all of the Options and any additional stock options or stock appreciation rights granted to you after March 31, 2010 shall immediately expire and be forfeited as of such

Termination Date.  The Company is not obligated to actually utilize your services at any time during the six-month period preceding the effective date of your resignation, and may prevent you from accessing any of the Company premises or resources during such six-month period.  Additionally, as long as the Company provides you with any compensation and benefits that would have been earned by you pursuant to Sections 3(a), 3(b) and 3(c) during the six-month period preceding the effective date of your resignation had you remained employed during such period, the Company may terminate your employment prior to the expiration of such six-month period without triggering any rights to or eligibility for severance, including without limitation those payments and benefits described under Sections 3(d)(i) or 3(d)(ii).

5.                                       Equity Compensation.

(a)                                  On or before the effective date of an initial public offering (“IPO”), if any, of the Company’s common shares pursuant to an effective registration statement filed with the United States Securities and Exchange Commission, you will be granted a non-qualified stock option to purchase 70,000 shares of common stock (the “Annual Grant Option”) of the Company and a second non-qualified stock option to purchase 250,000 shares of common stock (the “Relocation Option”) of the Company and a third non-qualified stock option to purchase 40,000 shares of common stock (the “Performance Option” and together with the Annual Grant Option and Relocation Option, the “Options”) of the Company.  The Annual Grant Option and Relocation Option will vest over four years subject to your continued employment with the Company, except as otherwise provided herein.  Fifty percent of the Performance Option will vest over four years subject to your continued employment with the Company and the other fifty percent will be based both on a three year time-based cliff vesting schedule and on relative total shareholder return objectives over a three (3) year period as measured against a peer group of companies as described in the Performance Option agreement attached as Exhibit B.  If the Options are granted on the IPO date, then their per share exercise prices will be determined by the Board based upon the IPO price, but in any event will be equal to not less than the fair market value of a Company common share on the date of grant as determined in accordance with the Company’s 2004 Amended and Restated Stock Plan or 2010 Stock Incentive Plan, or any successor plan thereto (“Stock Plan”).  In the event of a Change in Control that occurs prior to both the IPO date and September 30, 2010, the Options will be granted as of the date immediately prior to the consummation date of the Change in Control and will have per share exercise prices determined by the Board based on the Change in Control transaction price, but in any event will be equal to not less than the fair market value of a Company common share on the date of grant as determined in accordance with the terms of the Stock Plan.  The Options will be on other terms and conditions set forth in the stock option agreements evidencing the grants, which stock option agreements will include the terms and conditions of the Options as set forth in this Agreement, and which you must execute as a condition of grant, with vesting to commence on the date of the grant and in accordance with the vesting schedule set forth in the Stock Plan and Option agreements consistent with the terms of this Agreement.  Further details on the Stock Plan and the specific terms and conditions applicable to any Options granted to you will be provided upon final approval of such grant by the Board.  Copies of the Plan and the option grant notices and stock option agreements evidencing any Options granted to you will be delivered to you at the time of the grant.  The number of shares subject to the Options will be proportionately adjusted upon any stock split of the Company’s common shares which occurs before the Options are granted.

Your current outstanding stock option to purchase 20,000 Company common shares that was granted to you in February 2009 is fully vested and exercisable as of the Effective Date as a result of your achievement of the performance-based vesting conditions required by the stock option agreement evidencing this grant. Your February 2009 stock option shall remain subject to the term and conditions in such stock option agreement and the Company’s 2004 Amended and Restated Stock Incentive Plan.

(b)                                 You shall be eligible to be considered for additional equity awards during each year of the Term at the discretion of the Board (or an appropriate committee thereof).

6.                                       Contingencies.  Your employment pursuant to this Agreement is contingent upon your providing the Company with: (a) a resignation of your directorship for RealD Europe, in the form provided by RealD Europe, and (b) the legally required proof of your identity and authorization to work in the United States effective upon your relocation.

7.                                       Relocation Expenses.

(a)                                  The Company will reimburse you for up to two (2) site visits (of up to 4 days each) for you and your spouse to the Los Angeles, California area, to be completed no later than September 1, 2010.  The Company will pay for airfare at Business Class rates, hotel rooming charges, and the use of a rental car.  You must submit your request for reimbursement for all such expenses to the Company by not later than October 31, 2010 and you will receive reimbursement for validly incurred amounts within 60 days of the Company’s receipt of your reimbursement request.

(b)                                 Provided you relocate to the Los Angeles, California area by September 1, 2010, you will be entitled to receive an allowance covering up to six (6) months of paid temporary lodging in Los Angeles.  You must commence such temporary lodging in the Los Angeles, California area no later than June 1, 2010.  This housing allowance may be used for rental of an apartment or a house, hotel or motel rooming charges, home mortgage payments made during your first six (6) months of employment in Los Angeles, and/or one-time travel expenses for you and your family between Los Angeles, California and London.  This temporary housing allowance may not exceed in the aggregate an amount of USD $20,000 and will only be available for such expenses that are incurred between the Start Date through November 30, 2010.  You must submit your request for reimbursement for all such expenses to the Company by not later than December 15, 2010 and you will receive reimbursement for validly incurred amounts (subject to the

USD $20,000 limit) within 45 days of the Company’s receipt of your reimbursement request.  No expenses will be reimbursed if incurred after your Termination Date.

(c)                                  If you complete your relocation to the Los Angeles, California area by September 1, 2010, you will also be eligible for a one-time, lump-sum relocation payment of USD $200,000 (“Relocation Payment”).  Such Relocation Payment will be paid to you within 30 days after you start working full time out of the Company’s Beverly Hills, California office (“Relocation Date”).  In the event that within one year of the Relocation Date, either you voluntarily resign your employment with the Company or your employment is terminated by the Company for Cause, then you must repay the entire Relocation Payment to the Company within 30 days of your Termination Date.

(d)                                 In addition, in the event of a reimbursement or benefits payable under this Section 7 that constitutes an item of deferred compensation that is subject to Section 409A, (i) the amount of expense reimbursement in one calendar year can in no way affect the amount of reimbursement in another calendar year for you; (ii) in all events such reimbursement(s) must be made no later than the last day of the year following the calendar year in which the expense is incurred; and (iii) no such reimbursement(s) may be subject to liquidation for cash or exchange for another benefit.

8.                                       Confidential Information.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment or thereafter, develop certain information or inventions which will be the property of the Company.  In consideration of, and as a condition to, your employment with the Company, and as an essential inducement to the Company to enter into this Agreement, this Agreement is expressly subject to your executing (and complying with) the RealD Inc. Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”) in the form enclosed hereto as Exhibit C.

9.                                       Covenants.  You agree to timely and fully comply with all of the covenants set forth in this Section 9 and further understand and agree that such covenants shall survive any termination of your employment and termination or expiration of this Agreement.

(a)                                  Return of Company Property.  On your Termination Date, or at any other time as required by the Company, you will immediately surrender to the Company all Company property, including but not limited to Confidential Information (as such term is defined in the Confidentiality Agreement), keys, key cards, computers, telephones, pagers, credit cards, automobiles, equipment, and/or other similar property of the Company.

(b)                                 Nondisparagement.  You will not at any time during the period of your employment with the Company and during any period in which you are receiving severance payments under Section 3(d), make (or direct anyone else to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations.

(c)                                  Cooperation.                           You agree that, upon the Company’s request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.

(d)                                 Amounts Due.  You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty days of the Termination Date (if no other due date has previously been established).  Within thirty (30) days of the Termination Date, you will submit any outstanding business expense reports to the Company for business expenses incurred prior to the Termination Date.

(e)                                  Company Resources.  As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company or any Company affiliate and you will immediately discontinue using the Company mailing address, telephone, facsimile machines, voice mail and e-mail.

(f)                                    Notice of New Employment.  You will provide written notice to the Company within three (3) business days after the date that you agree to accept new full or part time employment or agree to provide consulting or other services to another entity or venture.

(g)                                 Representations.  You represent that you have not entered into any agreements, understandings, or arrangements with any person or entity that you would breach as a result of, or that would in any way preclude or prohibit you from entering into, this Agreement with the Company or performing any of the duties and responsibilities provided for in this Agreement.  You represent that you do not possess any confidential, proprietary business information belonging to any other entity, and will not use any confidential, proprietary business information belonging to any other entity in connection with your employment with the Company.  You represent that you are not resigning employment or relocating any residence in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefor.

(h)                                 Clawback Policy.  Without limiting the requirement in Section 1 that you will strictly adhere to and obey Company policies, you understand and agree that the Company may in the future implement a policy on the recoupment of compensation (“Clawback Policy”).  As a result, you may be required to repay to the Company certain previously paid compensation (that was earned or accrued on or after the Effective Date) in accordance with any such Clawback Policy and/or in accordance with applicable law.

(i)                                     Violations.  You acknowledge that (i) upon a violation of any of the covenants contained in this Section 9; or (ii) if the Company is terminating your employment for Cause as provided under this Agreement, the Company would sustain irreparable harm as a result and that the Company would not have entered into this Agreement without such restrictions, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled, without bond of any kind, to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation.

10.                                 Entire Agreement.  This Agreement and its attachments, the Employee Invention Assignment and Confidentiality Agreement, and the Company’s Stock Plan, and any other agreements referenced herein, as amended or superseded from time to time, contain the entire agreement between you and the Company regarding their terms and supersede any and all prior written or oral understandings including without limitation that certain employment agreement by and between REAL D and Robert Mayson, dated February 25, 2010.  Except as otherwise provided herein, this Agreement may not be amended or modified except in a writing, executed by you and a duly authorized officer of the Company other than yourself.  This Agreement may be executed by facsimile signatures and in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same instrument.  Notwithstanding Section 3 above, this Agreement cancels and is in substitution of your Director Services Agreement, and any other agreements related to your employment, with RealD Europe Limited dated November 2008 (collectively “RealD Europe Agreement”) which is hereby terminated by mutual agreement, except for only Clauses 12, 14, 18 with respect to your employment in the United Kingdom, and Schedule 2 thereof, which will continue in full force and effect.  The obligations set forth in Schedule 2 of the RealD Europe Agreement will continue during the three (3) months immediately following the execution of this Agreement.  Clause 13 of the RealD Europe Agreement RealD Europe Limited remains effective for any intellectual property, inventions, and patents made or acquired by you prior to execution of this Agreement.

11.                                 Choice of Law; Severability; Waiver.  This Agreement will be governed by the laws of the State of California, United States, without reference to the conflict of law provisions thereof.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision, or portion thereof, of this Agreement.  For the avoidance of doubt, the laws of England shall not apply to your employment or termination in, or transfer to, the United States.  You will remain responsible for any taxes or reporting obligations, if any, under the laws of England for any income or benefits received by you.  No breach of any provision hereof can be waived unless in writing.  Waiver of any one breach of any provision hereof will not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

12.                                 Successors and Assigns.  The Company may assign this Agreement to any successor (whether by amalgamation, merger, consolidation, sale of assets, purchase or otherwise) to all or substantially all of the equity, assets or business of the Company, and this Agreement will be binding upon and inure to the benefit of such successors and assigns, including any successor entity.  You may not assign this Agreement or your obligations hereunder.

13.                                 Notice.  Any and all notices required or permitted to be given to you or the Company pursuant to the provisions of this Agreement will be in writing, and will be effective and deemed to provide such party sufficient notice hereunder on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices that the Company is required to or may desire to give you that are not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to you at your home address of record with the Company, or at such other address as you may from time to time designate by one of the indicated means of notice herein.  All notices that you are required to or may desire to give to the Company that are not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the Company’s General Counsel at its principal office, or at such other office as the Company may from time to time designate by one of the indicated means of notice herein.

14.                                 Withholding and Taxes.  The Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.  The Company (including without limitation members of the Board) shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you.

15.                                 Section 409A.  The payments under this Agreement are intended to be exempt from the application of Section 409A pursuant to the “short-term deferral” exception and “separation pay plan” exception under Section 409A to the fullest extent possible.  Each individual payment provided under Sections 3(d), 4(d) or 4(e) is intended to be a separate payment and not a series of payments for purposes of Section 409A.  Anything in this Agreement to the contrary notwithstanding, if the severance payment above constitutes an item of nonqualified deferred compensation subject to Section 409A, the Company and you shall take all steps necessary (including with regard to any post-termination services you may perform) to ensure that any such termination constitutes a “separation from service” within the meaning of Section 409A.  In addition, if you are deemed at the time of your “separation from service” to be a “specified employee” within the meaning of that term under Section 409A and to the extent delaying commencement of payment of nonqualified deferred compensation (that is payable on account of your separation from service) is required in order to avoid the imposition of taxes under Section 409A, then all such payments and benefits will instead be paid to you in a lump sum without interest on the earlier of (a) the first business day of the seventh month following your “separation from service” or (b) five business days after the date the Company receives written confirmation of your death.  It is intended that payments under this Agreement will be exempt from or comply with Section 409A, but the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from, or compliant with, Section 409A, and will have no liability to you or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant.

16.                                 Exhibits.  All Exhibits attached to this Agreement shall be incorporated herein by this reference as though fully set forth herein.

A duplicate original of this Agreement is enclosed for your records.  If you decide to accept the terms of this Agreement, please sign the enclosed copy of this Agreement and the Employee Invention Assignment and Confidentiality Agreement in the spaces indicated and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and Employee Invention Assignment and Confidentiality Agreement.  Should you have anything else that you wish to discuss, please do not hesitate to contact me.

Sincerely,

RealD Inc.

By:
Michael V. Lewis
Chief Executive Officer

I have read, understand, and accept this offer.  Furthermore, in choosing to accept this offer, I agree that I am not relying on any representations, whether verbal or written, except as specifically set out within this Agreement.

Employee Signature

Printed Name

Date:  May     , 2010

Enclosures:	Duplicate Original Letter
	EXHIBIT A:	FORM OF SEPARATION AGREEMENT AND RELEASE OF CLAIMS
	EXHIBIT B:	PERFORMANCE OPTION AGREEMENT
	EXHIBIT C:	EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE OF CLAIMS

[SEE EXHIBIT NUMBER 10.31]

EXHIBIT B

PERFORMANCE OPTION AGREEMENT

[SEE EXHIBIT NUMBER 10.7]

EXHIBIT C

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

[SEE EXHIBIT NUMBER 10.32]